                                                Exhibit 99.1

JELD-WEN Over Delivers First Quarter 2021 Growth and Margin Expansion and Raises Full Year Outlook
April 30, 2021

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months ended March 27, 2021, including first quarter net revenue of $1,092.4 million, net income of $25.5 million, adjusted EBITDA of $97.9 million, earnings per share ("EPS") of $0.25, and adjusted EPS of $0.27. Comparability is to the same period in the prior year, unless otherwise noted. References to "core" financial results exclude the impact of foreign exchange and acquisitions completed in the last twelve months.

Highlights
•Net revenue increased by 11.6% to $1,092.4 million, including a 6% increase in core revenue
•Core revenue increased in all three reporting segments, driven by favorable price and volume/mix
•Adjusted EBITDA increased by 31.4% to $97.9 million, while adjusted EBITDA margins expanded 140 basis points
•Core adjusted EBITDA margin increased 160 basis points, including margin expansion in all three reporting segments
•Repurchased 809,884 shares in the quarter for $23.1 million
•Increased full year outlook for revenue and adjusted EBITDA

“JELD-WEN delivered a strong start to 2021, building on continued operating momentum and disciplined execution, generating significant improvement in revenue, margin, and cash flow,” said Gary S. Michel, president and chief executive officer. "The rigorous deployment of our business operating system, the JELD-WEN Excellence Model ("JEM"), throughout the organization is producing consistent growth and margin expansion, which in the first quarter included favorable price, volume/mix, and productivity in each of our geographic segments. Our multi-faceted growth platform is delivering revenue growth, improved earnings, and compounding cash flow. We remain optimistic on performance for the remainder of the year driven by the cadence and quality of operational initiatives currently underway and supportive market fundamentals for both residential new construction and repair and remodel activity.”

First Quarter 2021 Results
•Core revenue growth across all three segments, led by North America core revenue growth of 9%
•North America core margin expanded 420 basis points, the fourth straight quarter of core margin expansion
•Europe core margin expanded 30 basis points, the seventh consecutive quarter of core margin expansion
•Australasia core margin expanded 200 basis points, an acceleration from the fourth quarter of 2020
Net revenue for the three months ended March 27, 2021 increased $113.2 million, or 11.6%, to $1,092.4 million, compared to $979.2 million for the same period last year. The increase in net revenue was primarily driven by 6% core revenue growth and a 5% positive impact from foreign exchange. Core revenue growth was driven by a 4% pricing benefit and a 2% positive contribution from volume/mix. The first quarter of 2021 had approximately 3% fewer shipping days than the first quarter of 2020. Normalizing for fewer shipping days, first quarter core revenue growth was approximately 9% to 10%.
Net income was $25.5 million during the first quarter, compared to a net loss of $0.2 million in the same quarter last year, an increase of $25.7 million. The increase in net income was primarily due to higher gross profit from improved price realization, operating leverage from volume/mix and operational improvements, partially offset by higher SG&A. The effective book income tax rate during the quarter was 28.9%. Adjusted net income for the first quarter increased $14.8 million, or 113.0%, to $27.9 million, compared to $13.1 million in the same quarter last year.
EPS for the first quarter was $0.25, compared to $0.00 for the same quarter last year. Adjusted EPS was $0.27, compared to $0.13 a year ago.
Adjusted EBITDA increased $23.4 million, or 31.4%, to $97.9 million, compared to the same quarter last year. Adjusted EBITDA margin of 9.0% increased by 140 basis points compared to the prior year.

On a segment basis for the first quarter of 2021, compared to the same period last year:

•North America - Net revenue increased $52.9 million, or 9.0%, to $639.6 million, due to a 9% increase in core revenue. Core revenue increased due to a 6% pricing benefit and a 3% increase in volume/mix. Adjusted EBITDA margin expanded by 420 basis points to 12.5%.
•Europe - Net revenue increased $39.0 million, or 13.9%, to $320.5 million, due to a 10% positive impact from foreign exchange and 4% increase in core revenue. Core revenue increased primarily due to a 2% pricing benefit and a 2% increase in volume/mix. Adjusted EBITDA margin expanded 70 basis points to 9.0%.
•Australasia - Net revenue increased $21.3 million, or 19.2%, to $132.3 million, due to a 17% favorable impact from foreign exchange and a 2% increase in core revenue. Core revenue increased primarily due to a 2% increase in volume/mix. Adjusted EBITDA increased $4.5 million, while adjusted EBITDA margins increased 210 basis points to 10.0%.

Cash Flow and Balance Sheet
•Cash flow used in operations of $64.9 million in the first quarter of 2021, improved by $11.7 million
•Free cash flow use of $85.9 million in the first quarter of 2021, improved by $20.8 million
Cash flow used in operations totaled $64.9 million in the first quarter of 2021, compared to cash flow used in operations of $76.5 million during the same period a year ago. The improvement in cash flow used in operations was primarily due to the increase in earnings. Free cash flow used in the first quarter of 2021 improved $20.8 million to $85.9 million, from $106.7 million a year ago, due to higher earnings and a reduction in capital expenditures.
Cash and cash equivalents as of March 27, 2021 were $612.8 million, compared to $735.8 million as of December 31, 2020. Total debt as of March 27, 2021 was $1.759 billion, compared to $1.768 billion as of December 31, 2020. The company repurchased 809,884 shares in the quarter for $23.1 million.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $992.7 million as of March 27, 2021, compared to total liquidity of $1,121.5 million as of December 31, 2020.

Updated 2021 Outlook
•Net revenue growth expected to be within a range of 8.0% to 11.0%, compared to 4.0% to 7.0% previously
•Adjusted EBITDA anticipated to be within a range of $505 million to $535 million, up from $480 million to $520 million previously
•Projected capital expenditures are expected to be remain within a range of $130 million to $140 million, down from $135 million to $145 million previously

Conference Call Information
JELD-WEN management will host a conference call on April 30, 2021, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (833) 921-1640 and using ID 1561009. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is driven by innovation and committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Noreen Pratscher
Vice President, Corporate Communications
704-526-4146
corporate@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

The assumptions underlying the guidance provided for 2021 include revenue growth from the acceleration in housing demand in our primary markets; improved product mix; increased pricing; a positive impact from foreign exchange; and margin expansion from volume, pricing, and productivity, partially offset by higher expenses related to material and freight inflation and SG&A. Additionally, the outlook assumes no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes adjusted EBITDA and adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use adjusted EBITDA and adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on adjusted EBITDA. In addition, we use adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We use core adjusted EBITDA, which we define as adjusted EBITDA excluding the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Our use of core margin is defined as core adjusted EBITDA divided by core revenue. These "core" metrics assist management, investors, and analysts in understanding the organic performance of the operations.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the company. We define net debt leverage as net debt (total principal debt outstanding less unrestricted cash) divided by adjusted EBITDA for the last twelve month period.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	March 27, 2021	March 28, 2020	% Variance
Net revenues	$1,092.4	$979.2	11.6%
Cost of sales	856.4	784.8	9.1%
Gross margin	235.9	194.4	21.4%
Selling, general and administrative	191.6	172.6	11.0%
Impairment and restructuring charges	0.9	6.5	(85.8)%
Operating income	43.5	15.2	185.2%
Interest expense, net	18.5	16.6	11.1%
Other income	(10.8)	(2.3)	365.1%
Income before taxes	35.8	1.0	3,606.7%
Income tax expense	10.4	1.2	765.4%
Net income (loss)	$25.5	$(0.2)	NA
Other financial data:
Adjusted EBITDA(1)	$97.9	$74.5	31.4%
Adjusted EBITDA Margin(1)	9.0%	7.6%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	March 27, 2021	December 31, 2020
Consolidated balance sheet data:
Cash and cash equivalents	$612.8	$735.8
Accounts receivable, net	633.6	477.5
Inventories	531.5	512.2
Total current assets	1,823.3	1,760.7
Total assets	3,983.5	3,964.7
Accounts payable	326.1	269.9
Total current liabilities	903.0	867.6
Total debt	1,759.4	1,768.0
Total shareholders’ equity	977.2	1,004.5

	Three Months Ended
Consolidated statement of cash flows data:	March 27, 2021	March 28, 2020
Net cash flow provided by (used in):
Operating activities	$(64.9)	$(76.5)
Investing activities	(18.3)	(22.4)
Financing activities	(30.5)	89.3

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	March 27, 2021	March 28, 2020
Net income (loss)	$25.5	$(0.2)
Income tax expense	10.4	1.2
Depreciation and amortization	34.2	33.5
Interest expense, net	18.5	16.6
Impairment and restructuring charges(1)	0.9	6.7
Gain on sale of property and equipment	(0.9)	(2.1)
Share-based compensation expense	6.9	3.7
Non-cash foreign exchange transaction/translation income	(11.5)	(1.2)
Other items (2)	14.0	16.3
Adjusted EBITDA	$97.9	$74.5

(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our accompanying unaudited consolidated statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in our accompanying unaudited consolidated statements of operations of $0.2 for the three months ended March 28, 2020.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended March 27, 2021 (1) $13.8 in legal costs and professional expenses relating primarily to litigation; (ii) in the three months ended March 28, 2020 (1) $11.7 in legal costs and professional expenses relating primarily to litigation, (2) $3.1 in facility closure, consolidation, and startup costs, and (3) $1.2 in one-time lease termination charges.

	Three Months Ended
(amounts in millions, except share and per share data)	March 27, 2021	March 28, 2020
Net income (loss)	$25.5	$(0.2)
Legal costs and professional expenses	13.8	11.7
Non-cash foreign exchange transactions/translation income	(11.5)	(1.2)
Impairment and restructuring charges	0.9	6.7
Facility closure, consolidation, and startup costs	0.1	3.1
Adjusted tax impact (1)	(0.9)	(7.0)
Adjusted net income	$27.9	$13.1

Diluted net income per share	$0.25	$—
Legal costs and professional expenses	0.13	0.12
Non-cash foreign exchange transactions/translation income	(0.11)	(0.01)
Impairment and restructuring charges	0.01	0.07
Facility closure, consolidation, and startup costs	—	0.02
Adjusted tax impact (1)	(0.01)	(0.07)
Adjusted net income per share	$0.27	$0.13

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three months ended March 27, 2021 and March 28, 2020, respectively.	102,642,440	101,626,191
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.3% and 25.7% for the three months ended March 27, 2021 and March 28, 2020, respectively.

	Three Months Ended
	March 27, 2021	March 28, 2020
Net cash provided by operating activities	$(64.9)	$(76.5)
Less capital expenditures	21.0	30.2
Free cash flow (1)	$(85.9)	$(106.7)
(1)Free cash flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of free cash flow, see above under the heading "Non-GAAP Financial Information".

	March 27, 2021	December 31, 2020
Total debt	$1,759.4	$1,768.0
Less cash and cash equivalents	612.8	735.8
Net debt	$1,146.6	$1,032.2
Divided by adjusted EBITDA	469.8	446.4
Net debt leverage(1)	2.4x	2.3x
(1)Net debt leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of net debt leverage, see above under the heading "Non-GAAP Financial Information".

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	March 27, 2021	March 28, 2020
Net revenues from external customers			% Variance
North America	$639.6	$586.7	9.0%
Europe	$320.5	$281.5	13.9%
Australasia	$132.3	$111.0	19.2%
Total Consolidated	$1,092.4	$979.2	11.6%
Adjusted EBITDA(1)
North America	$79.8	$49.0	62.9%
Europe	$28.8	$23.3	23.4%
Australasia	$13.2	$8.7	51.3%
Corporate and unallocated costs	$(23.9)	$(6.5)	265.5%
Total Consolidated	$97.9	$74.5	31.4%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”